Exhibit 99.1
ITEM 1A. RISK FACTORS
     In addition to the other information set forth elsewhere in this Form 10-K, the following factors should be carefully considered when evaluating Nabors. The risks described below are not the only ones facing Nabors. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.
     Our business, financial condition or results of operations could be materially adversely affected by any of these risks.
Uncertain or negative global economic conditions could adversely affect our results of operations
     During recent months, there has been substantial volatility and a decline in oil and natural gas prices due, at least in part, to the deteriorating global economic environment. In addition, there has been substantial uncertainty in the capital markets and access to financing is uncertain. These conditions could have an adverse effect on our industry and our business, including our future operating results and the ability to recover our assets, including goodwill, at their stated values. Many of our customers have curtailed their drilling programs, which, in many cases, has resulted in a decrease in demand for drilling rigs and a reduction in dayrates and utilization. Additionally, some customers have terminated drilling contracts prior to the expiration of their terms. A prolonged period of lower oil and natural gas prices could result in a continued decline in demand and/or dayrates. In addition, certain of our customers could experience an inability to pay suppliers, including our Company, in the event they are unable to access the capital markets to fund their business operations. Likewise, our suppliers may be unable to sustain their current level of operations, fulfill their commitments and/or fund future operations and obligations. Each of these could adversely affect our operations.
Fluctuations in oil and natural gas prices could adversely affect drilling activity and our revenues, cash flows and profitability
     Our operations are materially dependent upon the level of activity in oil and gas exploration and production. Both short-term and long-term trends in oil and natural gas prices affect the level of such activity. Oil and natural gas prices and, therefore, the level of drilling, exploration and production activity can be volatile. Worldwide military, political and economic events, including initiatives by the Organization of Petroleum Exporting Countries, may affect both the demand for, and the supply of, oil and natural gas. Weather conditions, governmental regulation (both in the United States and elsewhere), levels of consumer demand, the availability of pipeline capacity, and other factors beyond our control may also affect the supply of and demand for oil and natural gas. The recent volatility and the effects of the recent significant decline in natural gas and oil prices is likely to continue in the near future, especially given the general contraction in the world’s economy that began during 2008. We believe that any prolonged suppression of oil and natural gas prices would continue to depress the level of exploration and production activity. This would likely result in a corresponding decline in the demand for our services and could have an adverse effect on our revenues, cash flows and profitability. Lower oil and natural gas prices could also cause our customers to seek to terminate, renegotiate or fail to honor our drilling contracts; affect the fair market value of our rig fleet which in turn could trigger a write-down for accounting purposes; affect our ability to retain skilled rig personnel; and affect our ability to obtain access to capital to finance and grow our business. There can be no assurances as to the future level of demand for our services or future conditions in the oil and natural gas and oilfield services industries.
We operate in a highly competitive industry with excess drilling capacity, which may adversely affect our results of operations
     The oilfield services industry in which we operate is very competitive. Contract drilling companies compete primarily on a regional basis, and competition may vary significantly from region to region at any particular time. Many drilling, workover and well-servicing rigs can be moved from one region to another in response to changes in levels of activity and market conditions, which may result in an oversupply of rigs in an area. In many markets in which we operate, the number of rigs available for use exceeds the demand for rigs, resulting in price competition. Most drilling and workover contracts are awarded on the basis of competitive bids, which also results in price competition. The land drilling market generally is more competitive than the offshore drilling market because there are larger numbers of rigs and competitors.

The nature of our operations presents inherent risks of loss that, if not insured or indemnified against, could adversely affect our results of operations
     Our operations are subject to many hazards inherent in the drilling, workover and well-servicing industries, including blowouts, cratering, explosions, fires, loss of well control, loss of hole, damaged or lost drilling equipment and damage or loss from inclement weather or natural disasters. Any of these hazards could result in personal injury or death, damage to or destruction of equipment and facilities, suspension of operations, environmental damage and damage to the property of others. Our offshore operations are also subject to the hazards of marine operations including capsizing, grounding, collision, damage from hurricanes and heavy weather or sea conditions and unsound ocean bottom conditions. In addition, our international operations are subject to risks of war, civil disturbances or other political events. Generally, drilling contracts provide for the division of responsibilities between a drilling company and its customer, and we seek to obtain indemnification from our customers by contract for certain of these risks. To the extent that we are unable to transfer such risks to customers by contract or indemnification agreements, we seek protection through insurance. However, there is no assurance that such insurance or indemnification agreements will adequately protect us against liability from all of the consequences of the hazards described above. The occurrence of an event not fully insured or indemnified against, or the failure or inability of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, there can be no assurance that insurance will be available to cover any or all of these risks, or, even if available, that it will be adequate or that insurance premiums or other costs will not rise significantly in the future, so as to make such insurance prohibitive. It is possible that we will face continued upward pressure in our upcoming insurance renewals, our premiums and deductibles will be higher, and certain insurance coverage either will be unavailable or more expensive than it has been in the past. Moreover, our insurance coverage generally provides that we assume a portion of the risk in the form of a deductible. We may choose to increase the levels of deductibles (and thus assume a greater degree of risk) from time to time in order to minimize the overall cost to the Company.
Future price declines may result in a write-down of our asset carrying values
     We follow the successful efforts method of accounting for our consolidated subsidiaries’ oil and gas activities. Under the successful efforts method, lease acquisition costs and all development costs are capitalized. Our provision for depletion is based on these capitalized costs and is determined on a property-by-property basis using the units-of-production method, with costs being amortized over proved developed reserves. Proved oil and gas properties are reviewed when circumstances suggest the need for such a review and, if required, the proved properties are written down to their estimated fair value. Unproved properties are reviewed periodically to determine if there has been impairment of the carrying value, with any such impairment charged to expense in that period. The estimated fair value of our proved reserves generally declines when there is a significant and sustained decline in oil and natural gas prices. Because of the low natural gas prices at December 31, 2008, we performed an impairment test on our oil and gas properties of our wholly owned Ramshorn business unit. As a result, we recorded a non-cash pre-tax impairment to our oil and gas properties which totaled $21.5 million. A sustained decrease in oil and natural gas prices could require a write-down of the value of our proved oil and gas properties if the estimated fair value of these properties falls below their net book value.
     Our oil and gas joint ventures, which we account for under the equity method of accounting, utilize the full-cost method of accounting for costs related to oil and natural gas properties. Under this method, all such costs (for both productive and nonproductive properties) are capitalized and amortized on an aggregate basis over the estimated lives of the properties using the units-of-production method. However, these capitalized costs are subject to a ceiling test which limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved oil and natural gas reserves, discounted at 10%, plus the lower of cost or market value of unproved properties. The full-cost ceiling is evaluated at the end of each quarter using then current prices for oil and natural gas, adjusted for the impact of derivatives accounted for as cash flow hedges. Our U.S., international and Canadian joint ventures have recorded non-cash pre-tax full cost ceiling test writedowns of which $228.3 million represents our proportionate share of the writedowns recorded during the three months ended December 31, 2008. Any sustained further decline in oil and natural gas prices, or other factors, without other mitigating circumstances, could cause other future write-downs of capitalized costs and non-cash asset impairments that could adversely affect our results of operations.
The profitability of our international operations could be adversely affected by war, civil disturbance, or political or economic turmoil, fluctuation in currency exchange rates and local import and export controls
     We derive a significant portion of our business from international markets, including major operations in Canada, South America, Mexico, the Caribbean, the Middle East, the Far East, Russia and Africa. These operations are subject to various risks, including the risk of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. In certain countries, our operations may be subject to the additional risk of fluctuating currency values and exchange controls. In the international markets in which we operate, we are subject to various laws and regulations that govern the operation and taxation of our business and the import and export of our equipment from country to country, the imposition, application and interpretation of which can prove to be uncertain.

Changes to or noncompliance with governmental regulation or exposure to environmental liabilities could adversely affect our results of operations
     The drilling of oil and gas wells is subject to various federal, state, local and foreign laws, rules and regulations. Our cost of compliance with these laws, rules and regulations may be substantial. For example, federal law imposes a variety of regulations on “responsible parties” related to the prevention of oil spills and liability for damages from such spills. As an owner and operator of onshore and offshore rigs and transportation equipment, we may be deemed to be a responsible party under federal law. In addition, our well-servicing, workover and production services operations routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances. Our operations and facilities are subject to numerous state and federal environmental laws, rules and regulations, including, without limitation, laws concerning the containment and disposal of hazardous substances, oilfield waste and other waste materials, the use of underground storage tanks and the use of underground injection wells. We generally require customers to contractually assume responsibility for compliance with environmental regulations. However, we are not always successful in allocating to customers all of these risks nor is there any assurance that the customer will be financially able to bear those risks assumed.
     We employ personnel responsible for monitoring environmental compliance and arranging for remedial actions that may be required from time to time and also use consultants to advise on and assist with our environmental compliance efforts. Liabilities are recorded when the need for environmental assessments and/or remedial efforts become known or probable and the cost can be reasonably estimated.
     Laws protecting the environment generally have become more stringent than in the past and are expected to continue to become more so. Violation of environmental laws and regulations can lead to the imposition of administrative, civil or criminal penalties, remedial obligations, and in some cases injunctive relief. Such violations could also result in liabilities for personal injuries, property damage, and other costs and claims.
     Under the Comprehensive Environmental Response, Compensation and Liability Act, also known as CERCLA or Superfund, and related state laws and regulations, liability can be imposed jointly on the entire group of responsible parties or separately on any one of the responsible parties, without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. Under CERCLA, such persons may be liable for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources.
     Changes in federal and state environmental regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could have an adverse effect on us. For example, legislation has been proposed from time to time in Congress which would reclassify certain oil and natural gas production wastes as hazardous wastes, which would make the reclassified wastes subject to more stringent handling, disposal and clean-up requirements. Also, there are regulatory developments occurring in the domestic and international sectors in which we operate that are focused on restricting the emission of carbon dioxide, methane and other greenhouse gases that may be contributing to warming of the Earth’s atmosphere, including the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol” (an internationally applied protocol but one that the United States is not a participating member), the Regional Greenhouse Gas Initiative in the Northeastern United States, the Western Regional Climate Action Initiative in the Western United States, and the 2007 U.S. Supreme Court decision in Massachusetts, et al. v. EPA that greenhouse gases are an “air pollutant” under the federal Clean Air Act and thus subject to future regulation. The enactment of such hazardous waste legislation or future or more stringent regulation of greenhouse gases could dramatically increase operating costs for oil and natural gas companies and could reduce the market for our services by making many wells and/or oilfields uneconomical to operate.
     The Oil Pollution Act of 1990, as amended, contains provisions specifying responsibility for removal costs and damages resulting from discharges of oil into navigable waters or onto the adjoining shorelines. In addition, the Outer Continental Shelf Lands Act provides the federal government with broad discretion in regulating the leasing of offshore oil and gas production sites.
As a holding company, we depend on our subsidiaries to meet our financial obligations
     We are a holding company with no significant assets other than the stock of our subsidiaries. In order to meet our financial needs, we rely exclusively on repayments of interest and principal on intercompany loans made by us to our operating subsidiaries and income from dividends and other cash flow from such subsidiaries. There can be no assurance that our operating subsidiaries will generate sufficient net income to pay upstream dividends or cash flow to make payments of interest and principal to us in respect of their intercompany loans. In addition, from time to time, our operating subsidiaries may enter into financing arrangements which may contractually restrict or prohibit such upstream payments to us. There may also be adverse tax consequences associated with making dividend payments upstream.

We do not currently intend to pay dividends
     We have not paid any cash dividends on our common shares since 1982. Nabors does not currently intend to pay any cash dividends on its common shares. However, we can give no assurance that we will not reevaluate our position on dividends in the future.
Because our option, warrant and convertible securities holders have a considerable number of common shares available for issuance and resale, significant issuances or resales in the future may adversely affect the market price of our common shares
     As of February 23, 2009, we had 800,000,000 authorized common shares, of which 282,930,433 shares were outstanding. In addition, 42,276,821 common shares were reserved for issuance pursuant to option and employee benefit plans, and 78,013,925 shares were reserved for issuance upon conversion or repurchase of outstanding senior exchangeable notes. In addition, up to 104,520 of our common shares could be issuable on exchange of the shares of Nabors Exchangeco (Canada) Inc. We also plan to file a shelf registration statement to replace our shelf registration which expired in December 2008. The new shelf registration statement will automatically become effective on filing with the SEC and will permit us to sell various types of securities from time to time. The sale, or availability for sale, of substantial amounts of our common shares in the public market, whether directly by us or resulting from the exercise of warrants or options (and, where applicable, sales pursuant to Rule 144 of the Securities Act) or the conversion into common shares, or repurchase of debentures and notes using common shares, would be dilutive to existing security holders, could adversely affect the prevailing market price of our common shares and could impair our ability to raise additional capital through the sale of equity securities.
Provisions of our organizational documents and executive contracts may deter a change of control transaction and decrease the likelihood of a shareholder receiving a change of control premium
     Our Board of Directors is divided into three classes, with each class serving a staggered three-year term. In addition, our Board of Directors has the authority to issue a significant amount of common shares and up to 25,000,000 preferred shares and to determine the price, rights (including voting rights), conversion ratios, preferences and privileges of the preferred shares, in each case without further vote or action by the holders of the common shares. Although we have no present plans to issue preferred shares, the classified Board and our Board’s ability to issue additional preferred shares may discourage, delay or prevent changes in control of Nabors that are not supported by our Board, thereby possibly preventing certain of our shareholders from realizing a possible premium on their shares. In addition, the requirement in the indenture for our $2.75 billion senior exchangeable notes due 2011 to pay a make-whole premium in the form of an increase in the exchange rate in certain circumstances could have the effect of making a change in control of Nabors more expensive.
     The Company has existing employment contracts with Nabors’ Chairman and Chief Executive Officer, Eugene M. Isenberg, and its Deputy Chairman, President and Chief Operating Officer, Anthony G. Petrello. These employment contracts have Change of Control provisions that could result in significant cash payments to Messrs. Isenberg and Petrello.
We have a substantial amount of debt outstanding
     As of December 31, 2008, we have long-term debt of approximately $3.8 billion, including current maturities of $225.0 million, and cash and cash equivalents and investments of $826.1 million, including $240.0 million of long-term investments and other receivables. Long-term investments and other receivables include $224.2 million in oil and gas financing receivables. If our $2.75 billion 0.94% senior exchangeable notes are exchanged, the required cash payment could have a significant impact on our level of cash and cash equivalents and investments available to meet our other cash obligations. We have a gross funded debt to capital ratio of 0.41:1 and a net funded debt to capital ratio of 0.35:1. The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt reduced by the sum of cash and cash equivalents and short-term and long-term investments. Capital is defined as shareholders’ equity. Both of these ratios are methods for calculating the amount of leverage a company has in relation to its capital.
     During January and through February 23, 2009, we purchased $427.7 million par value of our $2.75 billion 0.94% senior exchangeable notes due 2011 in the open market for cash totaling $370.6 million, leaving $2.22 billion par value outstanding.
     On January 12, 2009, Nabors Industries, Inc., our wholly owned subsidiary, (“Nabors Delaware”) issued $1.125 billion aggregate principal amount of 9.25% senior notes due 2019 that are fully and unconditionally guaranteed by Nabors Industries Ltd. See Note 22 Subsequent Event in Part II, Item 8. — Financial Statements and Supplementary Data.

     In January and through February 23, 2009 we repurchased $56.6 million par value of our $225 million principal amount of 4.875% senior notes due August 2009 in the open market for cash totaling $56.8 million.
Our access to borrowing capacity could be affected by the recent instability in the global financial markets
     Our ability to access capital markets or to otherwise obtain sufficient financing is enhanced by our senior unsecured debt ratings as provided by Dominion Bond Rating Service (“DBRS”), Fitch Ratings, Moody’s Investor Service and Standard & Poor’s, which are currently “BBB+,” “BBB+,” “Baa1” and “BBB+ (Negative Watch)”, respectively, and our historical ability to access those markets as needed. However, recent instability in the global financial markets has resulted in a significant reduction in the availability of funds from capital markets and other credit markets and as a result our ability to access these markets at this time may be significantly reduced. In addition, Standard & Poor’s recently affirmed its “BBB+” credit rating on Nabors, but revised its outlook to negative from stable due primarily to worsening industry conditions. A credit downgrade by Standard & Poor’s may impact our future ability to access credit markets.
Our ability to perform under new contracts and to grow our business as forecasted depends to a substantial degree on timely delivery of rigs and equipment from our suppliers
     The operating revenues and net income for our Contract Drilling subsidiaries depend to a substantial degree on the timely delivery of rigs and equipment from our suppliers as part of our recently expanded capital programs. We can give no assurances that our suppliers will meet expected delivery schedules for delivery of these new rigs and equipment or that the new rigs and equipment will be free from defects. Delays in the delivery of new rigs and equipment and delays incurred in correcting any defects in such rigs and equipment could cause us to fail to meet our operating forecasts and could subject us to late delivery penalties under contracts with our customers.
We may have additional tax liabilities
     We are subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We are regularly under audit by tax authorities. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different than that which is reflected in income tax provisions and accruals. Based on the results of an audit or litigation, a material effect on our financial position, income tax provision, net income, or cash flows in the period or periods for which that determination is made could result.
     It is possible that future changes to tax laws (including tax treaties) could have an impact on our ability to realize the tax savings recorded to date as well as future tax savings, resulting from our 2002 corporate reorganization.
     On September 14, 2006, Nabors Drilling International Limited, one of our wholly owned Bermuda subsidiaries (“NDIL”), received a Notice of Assessment (the “Notice”) from the Mexican Servicio de Administracion Tributaria (the “SAT”) in connection with the audit of NDIL’s Mexican branch for tax year 2003. The Notice proposes to deny depreciation expense deductions relating to drilling rigs operating in Mexico in 2003. The notice also proposes to deny a deduction for payments made to an affiliated company for the procurement of labor services in Mexico. The amount assessed by the SAT was approximately $19.8 million (including interest and penalties). Nabors and its tax advisors previously concluded that the deduction of said amounts was appropriate and more recently that the position of the SAT lacks merit. NDIL’s Mexican branch took similar deductions for depreciation and labor expenses in 2004, 2005, 2006, 2007 and 2008. It is likely that the SAT will propose the disallowance of these deductions upon audit of NDIL’s Mexican branch’s 2004, 2005, 2006, 2007 and 2008 tax years.
Proposed tax legislation could mitigate or eliminate the benefits of our 2002 reorganization as a Bermuda company
     Various bills have been introduced in Congress which could reduce or eliminate the tax benefits associated with our reorganization as a Bermuda company. Legislation enacted by Congress in 2004 provides that a corporation that reorganized in a foreign jurisdiction on or after March 4, 2003 shall be treated as a domestic corporation for United States federal income tax purposes. Nabors’ reorganization was completed June 24, 2002. There have been and we expect that there may continue to be legislation proposed by Congress from time to time applicable to certain companies that completed such reorganizations on or after March 20, 2002 which, if enacted, could limit or eliminate the tax benefits associated with our reorganization.
     Because we cannot predict whether legislation will ultimately be adopted, no assurance can be given that the tax benefits associated with our reorganization will ultimately accrue to the benefit of the Company and its shareholders. It is possible that future changes to the tax laws (including tax treaties) could have an impact on our ability to realize the tax savings recorded to date as well as future tax savings resulting from our reorganization.

Legal proceedings could affect our financial condition and results of operations
     We are from time to time subject to legal proceedings or governmental investigations which include employment, tort, intellectual property and other claims, and purported class action and shareholder derivative actions. We also are subject to complaints or allegations from former, current or prospective employees from time to time, alleging violations of employment-related laws. Lawsuits or claims could result in decisions against us which could have an adverse effect on our financial condition or results of operations.
Our financial results could be affected by changes in the value of our investment portfolio
     We invest our excess cash in a variety of investment vehicles, many of which are subject to market fluctuations resulting from a variety of economic factors or factors associated with a particular investment, including without limitation, overall declines in the equity markets, currency and interest rate fluctuations, volatility in the credit markets, exposures related to concentrations of investments in a particular fund or investment, exposures related to hedges of financial positions, and the performance of particular fund or investment managers. As a result, events or developments which negatively affect the value of our investments could have an adverse effect on our results of operations.
The loss of key executives could reduce our competitiveness and prospects for future success
     The successful execution of our strategies central to our future success will depend, in part, on a few of our key executive officers. We have entered into employment agreements with our Chairman and Chief Executive Officer, Mr. Eugene M. Isenberg and our Deputy Chairman, President and Chief Operating Officer, Mr. Anthony G. Petrello, to secure their employment through September 30, 2010. We do not carry key man insurance. The loss of Mr. Isenberg or Mr. Petrello could have an adverse effect on our financial condition or results of operations.